UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 6, 2014

NORTHSTAR REALTY FINANCE CORP.

(Exact name of registrant as specified in its charter)

Maryland	No. 001-32330	No. 11-3707493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue 18th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As disclosed in a Form S-4 filed with the Securities and Exchange Commission on February 28, 2014 (the “Registration Statement”), NorthStar Realty Finance Corp. (the “Company”) has commenced an exchange offer for the outstanding 7.50% Exchangeable Senior Notes due 2031 (the “Old Notes”) of NorthStar Realty Finance Limited Partnership, the Company’s operating partnership. The Company is offering 3.00% Senior Notes due 2014 (the “New Notes”) in exchange for the Old Notes (the “Exchange Offer”).  Holders electing to exchange their Old Notes for the New Notes will receive New Notes in a principal amount equal to the result of the following formula: ((Parity x 102% )/ $1,000) x principal amount of Old Notes exchanged (such principal amount, the “Exchange Consideration”). Parity is based, in part, on the Conversion Ratio, which was 168.8130 as of February 28, 2014 (the “Commencement Date”).

The Company previously announced that it will make a cash dividend payment of $0.25 per share of common stock on March 14, 2014. This dividend payment has an ex-dividend date of March 6, 2014 and a record date of March 10, 2014. Pursuant to the terms of the indenture governing the Old Notes, the Conversion Ratio has been adjusted as of the opening of business on the ex-dividend date to a current Conversion Ratio of 170.4790.

Holders of the Old Notes whose Old Notes are validly tendered and accepted for exchange pursuant to the terms of the Exchange Offer as set forth in the Registration Statement and the accompanying Letter of Transmittal are hereby advised that the Conversion Ratio used to determine their Exchange Consideration will be 170.4790, and not the Conversion Ratio as of the Commencement Date.

The information set forth in this 8-K Report supplements the information under the heading “The Exchange Offer” of the Registration Statement. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REALTY FINANCE CORP.

Date: March 6, 2014	By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary